Exhibit 16.1

November 24, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Terrestrial Energy Inc. (formerly known as HCM II Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated November 21, 2025. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 24, 2025. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York